Exhibit 5.1

PILLSBURY WINTHROP SHAW PITTMAN LLP
1200 Seventeenth Street NW
Washington, DC 20036

March 15, 2017

Sinclair Broadcast Group, Inc.
10706 Beaver Dam Road
Hunt Valley, MD  21030

Ladies and Gentlemen:
We are acting as counsel for Sinclair Broadcast Group, Inc., a Maryland corporation (the “Company”), in connection with the issuance and sale of up to 13,800,000 shares of Class A common stock (the “Shares”), par value $0.01 per share, of the Company, all of which are authorized but heretofore unissued shares to be offered and sold by the Company (including 1,800,000 Shares subject to the underwriters’ option to purchase additional shares), pursuant to the Registration Statement on Form S-3 (Registration No. 333-209475) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”), and related prospectus, dated February 11, 2016, as supplemented by the prospectus supplement dated March 9, 2017 relating to the offer and sale of the Shares (as so supplemented, the “Prospectus”).
We have reviewed and are familiar with such documents, corporate proceedings and other matters as we have considered relevant or necessary as a basis for the opinions in this letter. Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement and the Prospectus and in accordance with the resolutions adopted by the Board of Directors of the Company, will be validly issued, fully paid and nonassessable.
The opinions set forth in this letter are limited to the law of the State of Maryland, as in effect on the date hereof.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed by the Company with the Commission on the date hereof and the incorporation thereof in the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.
Very truly yours,

/s/ PILLSBURY WINTHROP SHAW PITTMAN LLP